Exhibit 99.2

Phillips Edison & Company Closes on $980 Million Unsecured Credit Facility

New term loans and revolving credit facility lower interest rate and extend maturity

CINCINNATI – July 2, 2021 - Phillips Edison & Company, Inc. (“PECO”), an internally-managed real estate investment trust (“REIT”) and one of the nation’s largest owners and operators of omni-channel grocery-anchored neighborhood shopping centers, announced it has refinanced one of its term loans and secured a new revolving credit facility.

On July 2, 2021, PECO closed a new $980 million senior unsecured credit facility (the “Facility”) led by PNC Bank, National Association as Administrative Agent. The Facility is comprised of a $500 million revolving credit facility (the “Revolver”) and two separate $240 million unsecured variable rate term loans (the “Term Loans”).

Proceeds from the Term Loans are being used to repay an existing term loan at a reduced interest rate. The first $240 million term loan has a maturity in November 2025, and the second $240 million term loan has a maturity in July 2026. Borrowings will bear interest at an annual rate of LIBOR plus 125 basis points, subject to the continuation of PECO’s covenant leverage, which rate is 40 basis points lower than the refinanced term loan that had a maturity of November 2025.

The Revolver has a maturity in January 2026, with options for PECO to extend the maturity for two additional six-month periods, replacing the previous revolving credit facility which had a maturity of October 2021. Borrowings under the Revolver will bear interest at an annual rate of LIBOR plus 135 basis points, subject to the continuation of PECO’s covenant leverage, which rate is five basis points lower than the previous revolving credit facility.

To further PECO’s environmental, social, and governance (“ESG”) initiatives, the Revolver allows for an additional one basis point margin reduction if certain ESG targets are achieved.

The Revolver syndication was led by PNC Capital Markets LLC and KeyBanc Capital Markets as Joint Bookrunners. PNC Capital Markets LLC; KeyBanc Capital Markets; BOFA Securities, Inc.; JPMorgan Chase Bank, N.A; and Wells Fargo Securities, LLC serve as Joint Lead Arrangers for the Revolver. PNC Bank, National Association serves as Administrative Agent. KeyBank National Association; BOFA Securities, Inc.; JPMorgan Chase Bank, N.A; and Wells Fargo Bank, National Association act as Co-Syndication Agents for the Revolver. BMO Harris Bank, N.A.; Capital One, National Association; Fifth Third Bank, National Association; Morgan Stanley Senior Funding, Inc.; and Regions Bank act as Co-Documentation Agents for the Revolver. Mizuho Bank, Ltd and U.S. Bank National Association also participate in the Revolver. PNC Capital Markets LLC serves as Sustainability Agent for the Revolver.

The Term Loans syndication was led by PNC Capital Markets LLC; BMO Capital Markets Corp.; Capital One, National Association; Fifth Third Securities, Inc.; and Regions Capital Markets as Joint Bookrunners and Joint Lead Arrangers. PNC Bank, National Association serves as Administrative Agent. BMO Harris Bank, N.A.; Capital One, National Association; Fifth Third Bank, National Association; and Regions Bank act as Co-Syndication Agents for the Term Loans. Bank of America, N.A.; JPMorgan Chase Bank, N.A; Morgan Stanley Senior Funding, Inc.; Wells Fargo Bank, National Association; KeyBank National Association; Mizuho Bank, Ltd.; First Horizon Bank; United Bank; TriState Capital Bank; Associated Bank also participate in the Term Loans.

About Phillips Edison & Company
Phillips Edison & Company, Inc. (“PECO”), an internally-managed REIT, is one of the nation’s largest owners and operators of grocery-anchored shopping centers. PECO’s diversified portfolio of well-occupied neighborhood shopping centers features a mix of national and regional retailers selling necessity-based goods and services in fundamentally strong markets throughout the United States. Through its vertically-integrated operating platform, PECO manages a portfolio of 300 shopping centers, including 278 wholly-owned centers comprising approximately 31.3 million square feet across 31 states (as of March 31, 2021). The Company remains exclusively focused on creating great grocery-anchored shopping experiences and improving the communities it serves one center at a time. For more information, please visit www.phillipsedison.com.

PECO uses, and intends to continue to use, its Investors website, which can be found at www.phillipsedison.com/investors, as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.

Forward-Looking Statements
Certain statements contained in this press release of Phillips Edison & Company, Inc. (the “Company”), including statements relating to the Company’s expectations regarding its term loans and revolving credit facility, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in those acts. Such forward-looking statements can generally be identified by the Company’s use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” “seek,” “objective,” “goal,” “strategy,” “plan,” “focus,” “priority,” “should,” “could,” “potential,” “possible,” “look forward,” “optimistic,” or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Such statements are subject to certain risks and uncertainties, including known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. These risks include, without limitation: (i) changes in national, regional, or local economic climates; (ii) local market conditions, including an oversupply of space in, or a reduction in demand for, properties similar to those in the Company’s portfolio; (iii) vacancies, changes in market rental rates, and the need to periodically repair, renovate, and re-let space; (iv) changes in interest rates and the availability of permanent mortgage financing; (v) competition from other available properties and the attractiveness of properties in the Company’s portfolio to its tenants; (vi) the financial stability of tenants, including the ability of tenants to pay rent; (vii) changes in tax, real estate, environmental, and zoning laws; (viii) the concentration of the Company’s portfolio in a limited number of industries, geographies, or investments; (ix) the economic, political and social impact of, and uncertainty relating to, the COVID-19 pandemic, including its potential or expected impact on the Company’s tenants, the Company’s business and the Company’s view on forward trends; and (x) any of the other risks included in the Company’s SEC filings. Therefore, such statements are not intended to be a guarantee of the Company’s performance in future periods. Except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statements contained in this release.
See Part I, Item 1A. Risk Factors of the Company’s 2020 Annual Report on Form 10-K, filed with the SEC on March 12, 2021, and any subsequent filings, for a discussion of some of the risks and uncertainties, although not all of the risks and uncertainties, that could cause actual results to differ materially from those presented in the Company’s forward-looking statements. Except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statements contained in this release.

Investors:
Phillips Edison & Company, Inc.
Michael Koehler, Vice President of Investor Relations
(513) 338-2743
InvestorRelations@phillipsedison.com

Source: Phillips Edison & Company, Inc.

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